Exhibit 99.1

NEWS RELEASE
Superior Uniform Group, Inc. An American Stock Exchange Listed Company 10055 Seminole Boulevard Seminole, Florida 33772-2539 Telephone (727) 397-9611 Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO
(727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP, INC. ANNOUNCES ACQUISITION OF UNIVOGUE

SEMINOLE, Florida – March 1, 2004 – Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced the acquisition of UniVogue of Dallas, Texas, effective February 27, 2004. UniVogue, founded in 1968, is a privately owned uniform manufacturer with a strong national presence, particularly in the hospitality, lodging, food service and culinary markets. Their customer base includes many of the most prestigious names in their respective markets.

Gerald Benstock, Superior’s Chairman, commented, “We are pleased to add UniVogue to our business. Their outstanding customer base and complementary product lines will allow us to supplement our internal growth in the markets they serve. 2003 revenues for UniVogue were approximately $9.3 million. The existing management team of UniVogue, including Curt and Sylvia Hougland, the former owners, are expected to remain with the company after the acquisition. We anticipate the acquisition will be accretive to our earnings in 2004.”

Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms®, Martin’s®, Empire®, Fashion Seal Hospitality™, Worklon®, Universal®, and Sope Creek® – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.